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Exhibit 10.9

AMENDMENT NO. 3 TO
THE ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN
(amended and restated as of January 1, 2001)

        ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 3 to the Alliance Data Systems 401(k) and Retirement Savings Plan (the "Plan"), effective as of January 1, 2003, except as otherwise provided. A portion of this amendment is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), and that portion is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

  1.
  Section 1.67 shall be amended by adding new subsection (C) at the end thereof to read as follows:

      Notwithstanding the foregoing, former employees of ExoLink, Inc., who became employees of the Company as of January 1, 2003, as the result of an asset purchase shall have the service credited to them for purpose of determining eligibility to participate under the ExoLink, Inc. 401(k) Plan, credited to them for the same purpose under the Plan.

  2.
  Section 1.68 of the Plan shall be amended by adding new subsection (E) at the end thereof to read as follows:

      Notwithstanding the foregoing, former employees of ExoLink, Inc., who became employees of the Company as of January 1, 2003, as the result of an asset purchase shall have the service credited to them for purpose of determining their right to vest under the ExoLink, Inc. 401(k) Plan, credited to them for the same purpose under the Plan.

  3.
  Article 4 shall be amended, effective February 1, 2003, by adding new Section 4.14 at the end thereto to read as follows:

      4.14 Catch-Up Contributions

      All Participants who are eligible to make elective deferrals under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. No Participant shall be permitted to have elective deferrals made under the Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in section 402(g) of the Code in effect for such taxable year, except to the extent permitted under this Section.

        IN WITNESS WHEREOF, this amendment has been executed on this            day of May, 2003, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.
By:
Dwayne Tucker, Chief Administrative Officer

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  Exhibit 10.9
AMENDMENT NO. 3 TO THE ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN (amended and restated as of January 1, 2001)